Exhibit 99.1

Milestone Scientific Inc. Completes $2.15 Million Private Placement

Financing Strengthens Balance Sheet and Supports Commercial Growth Strategy; Backed by Long-Term Investors Including CEO and Chairman of the Board

ROSELAND, N.J., April 21, 2026 (GLOBE NEWSWIRE) — Milestone Scientific Inc. (NYSE: MLSS), a leading developer of computerized drug delivery instruments that provide painless and precise injections, today announced the closing of a $2.15 million private placement of common stock and warrants, and an additional $2.69 million if cash warrants are fully exercised.

“Today we strengthened our balance sheet and positioned the company to capitalize on the increasing demand we are seeing across our product platforms,” said Eric Hines, Chief Executive Officer of Milestone Scientific. “This financing allows us to build on our progress, scaling investment in sales, inventory and digital marketing, while maintaining our continued focus on cost discipline.”

“Importantly, participation from long-term investors and members of the Board, myself included, represents a strong endorsement of our technology and the direction of this Company.”

Transaction Summary

The Company entered into a securities purchase agreement with a group of investors for the private placement of 7,962,963 units at a price of $0.27 per unit. Each unit consists of one share of common stock and one corresponding cash warrant at 125% of purchase price. The offering generated $2.15 million in gross proceeds, comprised of approximately $1.80 million in cash and approximately $351,000 from the conversion of convertible bridge notes previously issued to certain directors and officers who had made loans to the Company in 2025. No placement agent was used, and accordingly no placement or underwriting discounts, commissions, or other fees were paid.

Certain directors and officers participated in the offering on the same terms as all other investors, purchasing an aggregate of $150,000 of units for cash in addition to the bridge note conversions described above.

The Private Placement was conducted in accordance with applicable NYSE American rules and closed on April 20, 2026. Additional details regarding the transaction, including the securities purchase agreement and form of warrant, are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission. Investors are encouraged to review the 8-K for a complete description of the terms and conditions of the offering.

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a technology-focused medical research and development company that patents, designs, and develops innovative injection technologies and instruments for medical and dental applications. Milestone Scientific’s computer-controlled systems are designed to make injections precise, efficient and increase the overall patient comfort and safety. Their proprietary DPS Dynamic Pressure Sensing Technology® instruments is the platform to advance the development of next-generation devices, regulating flow rate and monitoring pressure from the tip of the needle, through platform extensions of subcutaneous drug delivery, including local anesthetic. To learn more, view the MLSS brand video or visit milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone’s ability to implement its business plan, expected revenues, timing of regulatory approvals and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions, future business decisions and regulatory developments, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report for the year ended December 31, 2025. The forward-looking statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason. Coding and payment decisions are determined solely by providers and payers based on applicable laws and policies. Any potential Category I designation is determined solely by the American Medical Association and is not guaranteed. Providers remain responsible for compliance with all applicable billing, coding, and regulatory requirements. Forward-looking case submission expectations, reimbursement targets, and revenue estimates referenced herein are based on current program enrollment, advisor commitments, and historical payer activity, and are subject to change based on clinical scheduling, payer processing timelines, regulatory developments, and other factors. There can be no assurance that Category I designation, targeted reimbursement levels, or projected revenue levels will be achieved.

Contact:

HAYDEN IR:

James Carbonara

(646)-755-7412

james@haydenir.com

Brett Maas

(646) 536-7331

brett@haydenir.com